UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report – February 9, 2005

(Date of earliest event reported)

QUESTAR CORPORATION
(Exact name of registrant as specified in charter)

STATE OF UTAH                                        1-8796                                87-0407509

(State of other jurisdiction of            (Commission File No.)             (I.R.S. Employer

incorporation or organization)                                                          Identification No.)

P.O. Box 45433, 180 East 100 South Street, Salt Lake City, Utah 84145-0360
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5000

                                  Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

       CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

       CFR 240.13e-4(c))

#

Item 7.01   Regulation FD

          On February 9, 2005, Questar Corporation issued a press release announcing its earnings for the quarter ended December 31, 2004.  A copy of this press release is furnished as Exhibit 99.1 and is incorporated by reference.

Item 9.01   Financial Statements and Exhibits.

          (c)   Exhibits.

Exhibit No.

Exhibit

         99.1

Release issued February 9, 2005, by Questar Corporation.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION

   (Registrant)

February 9, 2005

 /s/S. E. Parks

S. E. Parks

Senior Vice President and

Chief Financial Officer

List of Exhibits:

Exhibit No.

Exhibit

        99.1

Release issued February 9, 2005 by Questar Corporation.

Ex. 99.1

Questar 2004 Earnings Up 32% on 12% Growth in Production and Higher Prices;

Nonregulated Proved Reserves Jump 24% to 1.43 Tcfe

SALT LAKE CITY — Questar Corp. (NYSE:STR) net income rose 32% to $229.3 million, or $2.67 per diluted share, in 2004, driven by a 12% increase in natural gas and oil-equivalent production and a 15% increase in realized natural gas prices. The natural gas-focused energy company earned $173.6 million, or $2.06 per diluted share, in 2003. Questar’s 2003 earnings were reduced by $5.6 million from the cumulative effect of implementing a new accounting rule related to retirement of long-lived assets.

There were 85.7 million average diluted shares outstanding in 2004 versus 84.2 million in the prior year.

Earnings from Questar Market Resources (QMR), a subsidiary that conducts gas and oil exploration and pro duction, gas gathering and processing, cost-of-service gas development and other nonregulated activities, increased 43% to $165.4 million. QMR generated 72% of Questar’s 2004 net income.

Net income for Questar E&P, QMR’s nonregulated natural gas and oil exploration and production subsidiary, grew 54% to $108.2 million versus $70.4 million in 2003. Natural gas and oil-equivalent production grew 12% to 103.5 billion cubic feet equivalent (bcfe) from 92.8 bcfe in 2003. Wexpro, a QMR subsidiary that manages, develops and produces cost-of-service reserves for affiliated company Questar Gas, earned $35.3 million in 2004 compared to $32.6 million a year ago, an 8% increase. Net income for Questar Gas Management, the company’s natural gas-gathering and processing business, grew 58% to $21 million versus $13.3 million in 2003. Questar Energy Trading, which markets Questar E&P and third-party production, provides risk-management services and owns and operates an underground gas-storage reservoir, earned $0.9 million in 2004 versus a loss of $0.4 million in 2003.

“Questar is one of the fastest growing natural gas producers in the U.S.,” said Keith O. Rattie, Questar chairman, president and CEO. “In a year when most U.S. producers struggled to grow reserves and hold production flat, we bucked the industry trend – we grew production by 12% and proved reserves by 24%. We grew production and reserves in the Rockies and the Midcontinent, and we did it with the drill bit. Bottom line, we did what we set out to do on the E&P side of our business in 2004. Execution will again be the key in 2005 and beyond,” he said.

Earnings for Questar Pipeline (QPC), the company’s interstate gas-transmission and storage subsidiary, declined from $30.2 million a year ago to $27.6 million in 2004. Net income in 2004 was reduced by $3 million after tax due to an adverse Federal Energy Regulatory Commission (FERC) order concerning proceeds from liquid sales at a processing plant.

Net income for Questar Gas (QGC), the company’s retail natural gas-distribution utility, increased by $11.3 million in 2004 to $31.5 million. Prior-year net income was reduced by a $15.5 million charge for an adverse Utah regulatory order, of which $11.9 million related to periods before 2003. The order reduced 2004 results by $4.3 million after tax.

In fourth-quarter 2004, Questar earned $73.7 million, or $.85 per diluted share, compared with $60 million, or $.71 per diluted share, for the prior-year quarter. QMR’s net income increased 56% to $49.8 million on higher natural gas-production volumes and realized prices, increased throughput and margins in Questar Gas Management, and improved margins in Questar Energy Trading.

QPC net income declined from $7.1 million in the fourth quarter of 2003 to $4.2 million in the 2004 period due largely to the FERC order. QGC net income declined from $19.2 million in fourth-quarter 2003 to $18.9 million in the same 2004 period due to lower usage per customer.

FULL-YEAR 2004 RESULTS

Exploration and Production

Questar E&P earned $108.2 million in 2004 versus $70.4 million in the prior year. Results were driven by a 12% increase in production to 103.5 bcfe and 18% higher realized natural gas and oil-equivalent prices. Questar E&P’s cost structure increased 8%, or $0.18 per thousand cubic feet equivalent (Mcfe), versus the 2003 period due primarily to higher production taxes.

Questar E&P Rockies production grew 9% in 2004, driven by a 55% increase at Pinedale and an 8% increase from “legacy” assets (all Rockies properties except Pinedale and the Uinta Basin). Production from the company’s Uinta Basin properties declined 15% versus the year-earlier period. However, the Uinta Basin production-decline rate slowed during 2004. Uinta Basin second-half 2004 production was equal to first-half 2004 levels.

Midcontinent production grew 17% in 2004, driven by a successful coalbed-methane-development project in eastern Oklahoma and in-fill development drilling in northwestern Louisiana.

Tables at the end of this release provide a breakdown of Questar E&P’s cost structure and production by region.

Questar E&P natural gas production increased 14% to 89.8 bcf in 2004. The average realized price (which includes the effect of cash-flow hedges) for natural gas in 2004 was $4.18 per Mcf, 15% higher than for the prior-year period. About 76% of 2004 gas production was hedged at an average price of $4.04 per Mcf, net to the well. Net-to-the-well prices reflect adjustments for regional basis, gathering and processing costs, and gas quality. Hedging reduced natural gas revenues by $83.9 million in 2004.

Oil and natural-gas-liquids (NGL) production – which comprises 13% of Questar E&P’s overall production – declined 2% to 2.3 million barrels in 2004. The average realized price, including hedges, was $30.97 per barrel, 32% higher than in 2003. About 66% of 2004 oil production was hedged at an average price of $30.98 per barrel. Hedging reduced revenues by $16.3 million.

Questar E&P hedges to lock in cash flow, earnings and acceptable returns on invested capital and to reduce commodity-price risk.

Questar E&P increased year-end 2004 nonregulated reserves 24% to 1.43 trillion cubic feet equivalent (tcfe) versus 1.16 tcfe at the end of 2003. Reserve additions included a 295 bcfe net increase at Pinedale related primarily to the approval of 20-acre well spacing, and minor increases in Midcontinent and Rockies legacy properties.

Year-end 2004 Uinta Basin reserves decreased 30.9 bcfe versus year-end 2003 as a result of 24.8 bcfe of production and net negative reserve adjustments of 6.1 bcfe. The adjustments consisted of additions less reductions related to producing-well performance and reserves assigned to certain proved undeveloped locations.

Questar E&P’s all-in pre-income-tax cost structure rose $0.18 per Mcfe to $2.49 per Mcfe in 2004 compared to $2.31 per Mcfe in 2003. Increased production taxes – which result from higher sales prices – accounted for 67% of the overall increase.

Wexpro reported 2004 net income of $35.3 million, up 8%, or $2.7 million, over 2003. Wexpro earns a contractual after-tax unlevered return of approximately 19% on its investment base, which grew $10 million to $182.8 million at year-end 2004. The investment base includes capitalized investments – net of depreciation and deferred taxes – in successful gas and oil wells and associated production facilities. During 2004, Wexpro’s cost-of-service production totaled 41.3 bcfe compared with 42.8 bcfe in 2003. At year-end 2004, cost-of-service reserves totaled 556.3 bcfe versus 455.9 bcfe a year earlier, a 22% increase.

Midstream Field Services – Gas Gathering and Processing

Questar Gas Management increased 2004 net income 58% to $21 million compared with $13.3 million in 2003. Gathering-volume growth was driven primarily by expanding Pinedale production and new contracts with third parties in the Uinta Basin. Results also benefited from higher margins in both the gas-gathering and processing businesses. Gathering margins increased by $7 million due primarily to an 11% increase in volumes and a 2.3-cent-per-million Btu (MMBtu) increase in gathering rates. Processing margins increased 7.6 cents per gallon as a result of favorable spreads between NGL and natural gas prices.

Gas and Oil Marketing and Trading

Questar Energy Trading earned $0.9 million in 2004 versus a loss of $0.4 million a year earlier. Profits from improved storage margins and regional pipeline differential arbitrage more than offset losses on the discounted sale of index-related equity-gas purchases and certain out-of-the-money firm-transportation contracts on regional interstate pipelines.

Interstate Gas Transmission & Storage

Questar Pipeline earned $27.6 million in 2004 compared with $30.2 million the prior year. QPC’s total revenue remained essentially unchanged from 2003. Increased transportation revenues of $3 million from firm contracts were offset by a $0.4 million reduction in interruptible-transportation revenues and $3 million net lower revenues due primarily to the adverse FERC order. Interruptible-transportation revenues declined as customers made more efficient use of released capacity under firm-transportation contracts.

Net revenues of $5.9 million from natural gas-liquids sales were reduced by $4.7 million due to a FERC order issued in November 2004 in a fuel-charge proceeding. The FERC required the pipeline to credit shippers with proceeds from sales of certain natural gas liquids. QPC extracts natural gas liquids to maintain system-operating efficiency and to meet hydrocarbon dew-point specifications of downstream pipelines. QPC believes these revenues should be offset by liquids-recovery costs before crediting shippers. QPC has asked the FERC for a rehearing.

Excluding the FERC order, QPC 2004 earnings were 1% higher than in 2003. Transportation volumes declined 7% to 355.8 MMdth because of lower customer usage of both interruptible and released firm-transportation capacity. QPC’s core-transmission system – pipelines in Wyoming, Colorado and Utah – remained contracted at above 90% capacity.

QPC has obtained FERC approval for a 102 MMdth per-day expansion of its southern system in central Utah. Service should begin in fourth-quarter 2005.

QPC operating costs rose 5% to $55.7 million in 2004 compared to $53.2 million in 2003. The increase was primarily due to higher employee-benefit costs and higher costs associated with maintenance and continued marketing of the western segment of the Southern Trails Pipeline.

Retail Gas Distribution

Questar Gas earned $31.5 million in 2004 compared to $20.2 million in 2003. QGC 2003 earnings included after-tax charges of $15.5 million related to a long-standing dispute in Utah over the recovery of gas-processing and heat-content-management costs. Of the charges, $3.6 million related to 2003 and the remainder to prior years. QGC 2004 net income was reduced by $4.3 million for these unrecovered costs. On Feb. 1, 2005, QGC filed a request with the Public Service Commission of Utah to recover ongoing costs of $5.7 million per year.

QGC’s customer base grew by 23,623 or 3.1% to 794,117 at year-end 2004. Revenue growth from customer additions was offset by a 3.4% decrease in temperature-adjusted usage per customer. Usage per customer continues to decline as customers respond to higher prices. QGC’s operating and maintenance costs rose 4% in 2004 primarily due to higher employee benefit costs.

Fourth-Quarter 2004 Results

Questar E&P earned $32.8 million in fourth-quarter 2004, 67% more than in the year-earlier period. Nonregulated natural gas production rose 14% to 24.3 bcf while the average realized price was 18% higher at $4.40 per Mcf. Nonregulated oil and NGL production decreased 6% in the 2004 quarter to 564,000 barrels, while the average realized price increased 40% to $33.08 per barrel versus $23.70 in the prior-year period. Wexpro net income for the 2004 quarter was essentially flat with the year-earlier period. Wexpro results for the 2004 period were reduced by a $1.7 million after-tax charge related to abandonment of an unsuccessful coalbed-methane development project in western Wyoming.

 Net income from Questar Gas Management’s gas-gathering and processing business was $6.8 million, 75% higher than a year earlier, due to rising throughput and increased gathering and processing margins.

Questar Energy Trading earned $1.4 million during the quarter versus a loss of $0.4 million during the 2003 period. Increased storage margins and pipeline price differentials improved results during the 2004 quarter.

Questar Pipeline’s fourth-quarter 2004 net income declined $2.9 million to $4.2 million due to the FERC liquid-sales order.

Questar Gas earned $18.9 million compared with $19.2 million in the 2003 quarter due to lower usage per customer.

Revised 2005 Earnings Guidance Reflects Lower Gas and Oil Prices

Questar CEO Rattie said that the company now expects 2005 earnings to range from $3.10 to $3.30 per diluted share. The company’s previous guidance of $3.25 to $3.45 per  diluted share was based on the forward-price curves for natural gas and oil on Oct. 18, 2004. The reduction is due to the subsequent decline in natural gas and oil prices. The revised guidance is based on natural gas and crude-oil hedges in place on Feb. 7, 2005, and assumes a 12-month 2005 NYMEX average price for unhedged production of $6.27 per MMbtu for gas and a NYMEX prompt-month average of $45.71 per barrel for oil. The guidance assumes Questar E&P production will range from 112 to 114 bcfe. Based on current hedges, the company now estimates that a 10-cent change in NYMEX gas prices over the remaining 11 months of 2005 will impact net income by about $1 million. A $1 per-barrel change in NYMEX crude oil prices over the same period will impact net income about $780,000. The company’s guidance also excludes one-time items such as potential gains and losses on the sale of assets.

Current Hedge Positions

Gas Hedges 2005		Price Per Mcf
Rocky Mountains	Bcf	(net to well)
1st half	25.4	$4.78
2nd half	25.3	$4.72
Year	50.7	$4.75
Midcontinent
1st half	13.7	$5.33
2nd half	13.0	$5.23
Year	26.7	$5.28
Total
1st half	39.1	$4.97
2nd half	38.3	$4.89
Year	77.4	$4.93

Gas Hedges 2006		Price Per Mcf
Rocky Mountains	Bcf	(net to well)
1st half	15.6	$5.08
2nd half	15.9	$5.08
Year	31.5	$5.08
Midcontinent
1st half	6.8	$5.77
2nd half	6.9	$5.77
Year	13.7	$5.77
Total
1st half	22.4	$5.29
2nd half	22.8	$5.29
Year	45.2	$5.29

Gas Hedges 2007		Price Per Mcf
Rocky Mountains	Bcf	(net to well)
1st half	1.7	$5.08
2nd half	1.7	$5.08
Year	3.4	$5.08
Midcontinent
1st half	0.0	$0.00
2nd half	0.0	$0.00
Year	0.0	$0.00
Total
1st half	1.7	$5.08
2nd half	1.7	$5.08
Year	3.4	$5.08

Oil Hedges 2005		Price Per bbl
Rocky Mountains	Mbbls	(net to well)
1st half	362	$33.41
2nd half	368	$33.41
Year	730	$33.41
Midcontinent
1st half	181	$34.70
2nd half	184	$34.70
Year	365	$34.70
Total
1st half	543	$33.84
2nd half	552	$33.84
Year	1,095	$33.84

Oil Hedges 2006		Price Per bbl
Rocky Mountains	Mbbls	(net to well)
1st half	181	$40.81
2nd half	184	$40.81
Year	365	$40.81
Midcontinent
1st half	0	$0.00
2nd half	0	$0.00
Year	0	$0.00
Total
1st half	181	$40.81
2nd half	184	$40.81
Year	365	$40.81

Questar E&P -- Pre Income Tax Cost Structure
	3 months ended		12 months ended
	Dec. 31,		Dec. 31,
	2004	2003	2004	2003
	(Per Mcfe)		(Per Mcfe)
Lease–operating expense	$0.49	$0.52	$0.50	$0.49
Production taxes	0.51	0.37	0.46	0.34
Lifting costs	1.00	0.89	0.96	0.83

Depreciation, depletion and amortization	1.04	0.97	1.02	0.96
General and administrative expense	0.30	0.29	0.30	0.29
Allocated-interest expense	0.20	0.20	0.21	0.23
Total	$2.54	$2.35	$2.49	$2.31

Questar E&P -- Production by Region
	3 months ended		12 months ended
	Dec. 31,		Dec. 31,
	2004	2003	2004	2003
	(in bcfe)		(in bcfe)
Rocky Mountains
Pinedale Anticline	7.5	6.0	23.5	15.2
Uinta Basin	6.0	6.4	24.8	29.0
Rockies Legacy	4.5	4.2	18.0	16.7
Subtotal – Rocky Mountains	18.0	16.6	66.3	60.9
Midcontinent	9.6	8.2	37.2	31.9
Total production	27.6	24.8	103.5	92.8

Questar is a natural gas-focused energy company with $5.3 billion in enterprise value. Headquartered in Salt Lake City, Questar engages in gas and oil development and production; gas gathering, processing and marketing; interstate gas transmission and storage; and retail gas distribution.

Forward-looking Statements

This release contains certain forward-looking statements within the meaning of the federal securities laws. Such statements are based on management's current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the company's periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended Dec. 31, 2003. Subject to the requirements of otherwise applicable law, the company cannot be expected to update the statements contained in this news release or take actions described herein or otherwise currently planned.

# # #

For more information, visit Questar's internet site at: www.questar.com

QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(in thousands, except per share amounts)
REVENUES
Market Resources	$320,176	$202,349	$1,053,854	$751,502
Questar Pipeline	13,617	19,564	67,844	74,981
Questar Gas	269,410	222,629	759,486	618,791
Corporate and other operations	4,872	4,670	20,247	17,914

TOTAL REVENUES	608,075	449,212	1,901,431	1,463,188

OPERATING EXPENSES
Cost of natural gas and other products sold	312,397	191,718	840,544	542,441
Operating and maintenance	79,922	75,911	309,090	284,266
Depreciation, depletion and amortization	55,932	51,210	216,175	192,382
Questar Gas rate-refund obligation		1,477	4,090	24,939
Exploration	5,540	1,324	9,239	4,498
Abandonment and impairment of gas,
oil and other properties	6,217	2,089	15,758	4,151
Production and other taxes	23,367	18,268	90,948	70,681

TOTAL OPERATING EXPENSES	483,375	341,997	1,485,844	1,123,358

OPERATING INCOME	124,700	107,215	415,587	339,830

Interest and other income	1,873	818	6,868	7,435
Earnings from unconsolidated affiliates	1,530	1,321	5,125	5,008
Minority interest		54	(270)	222
Debt expense	(17,105)	(17,002)	(68,429)	(70,736)

INCOME BEFORE INCOME TAXES
AND CUMULATIVE EFFECT	110,998	92,406	358,881	281,759
Income taxes	37,327	32,375	129,580	102,563

INCOME BEFORE CUMULATIVE EFFECT	73,671	60,031	229,301	179,196

Cumulative effect of accounting change
for asset-retirement obligations,
net of income taxes of $3,331				(5,580)
NET INCOME	$73,671	$60,031	$229,301	$173,616

BASIC EARNINGS PER COMMON SHARE
Income before cumulative effect	$0.88	$0.72	$2.74	$2.17
Cumulative effect				(0.07)
Net income	$0.88	$0.72	$2.74	$2.10

DILUTED EARNINGS PER COMMON SHARE
Income before cumulative effect	$0.85	$0.71	$2.67	$2.13
Cumulative effect				(0.07)
Net income	$0.85	$0.71	$2.67	$2.06

Weighted average common shares outstanding
Used in basic calculation	84,148	83,019	83,759	82,697
Used in diluted calculation	86,397	84,658	85,722	84,190

Dividends per common share	$0.215	$0.205	$0.85	$0.78

QUESTAR CORPORATION
OPERATIONS BY LINE OF BUSINESS
(Unaudited)
	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(in thousands, except per share amounts)
Operations by Line of Business

REVENUES FROM UNAFFILIATED CUSTOMERS
Market Resources	$320,176	$202,349	$1,053,854	$751,502
Questar Pipeline	13,617	19,564	67,844	74,981
Questar Gas	269,410	222,629	759,486	618,791
Corporate and other operations	4,872	4,670	20,247	17,914
	$608,075	$449,212	$1,901,431	$1,463,188

REVENUES FROM AFFILIATED COMPANIES
Market Resources	$33,647	$31,818	$131,427	$117,506
Questar Pipeline	22,465	22,107	88,635	81,857
Questar Gas	1,453	303	4,707	2,204
Corporate and other operations	787	7,508	15,398	30,199
	$58,352	$61,736	$240,167	$231,766

OPERATING INCOME
Market Resources	$76,880	$54,016	$276,546	$210,345
Questar Pipeline	12,289	17,175	66,033	71,096
Questar Gas	34,446	34,581	67,466	51,385
Corporate and other operations	1,085	1,443	5,542	7,004
	$124,700	$107,215	$415,587	$339,830

INCOME BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGE
Market Resources	$49,782	$31,926	$165,411	$121,103
Questar Pipeline	4,215	7,050	27,596	30,302
Questar Gas	18,924	19,229	31,461	20,516
Corporate and other operations	750	1,826	4,833	7,275
	$73,671	$60,031	$229,301	$179,196

NET INCOME
Market Resources	$49,782	$31,926	$165,411	$115,990
Questar Pipeline	4,215	7,050	27,596	30,169
Questar Gas	18,924	19,229	31,461	20,182
Corporate and other operations	750	1,826	4,833	7,275
	$73,671	$60,031	$229,301	$173,616

EARNINGS PER COMMON SHARE - DILUTED
Income before accounting change	$0.85	$0.71	$2.67	$2.13
Net income	$0.85	$0.71	$2.67	$2.06

Weighted avg. diluted common shares	86,397	84,658	85,722	84,190

Dividends per common share	$0.215	$0.205	$0.85	$0.78

QUESTAR CORPORATION
SELECTED FINANCIAL AND OPERATING RESULTS
(Unaudited)
	3 Months Ended		12 Months Ended
	December 31,		December 31,
OPERATING STATISTICS	2004	2003	2004	2003
	(d = 10, M = 1,000)
MARKET RESOURCES
Nonregulated production volumes
Natural gas (in MMcf)	24,255	21,226	89,801	78,811
Oil and natural gas liquids (in Mbbl)	564	598	2,281	2,324
Total production (in bcfe)	27.6	24.8	103.5	92.8
Average daily production (in MMcfe)	300	270	283	254

Average commodity price, net to the well
Average realized price (including hedges)
Natural gas (per Mcf)	$4.40	$3.73	$4.18	$3.62
Oil and natural gas liquids (per bbl)	$33.08	$23.70	$30.97	$23.39

Average sales price (without hedges)
Natural gas (per Mcf)	$5.72	$3.96	$5.11	$4.17
Oil and natural gas liquids (per bbl)	$44.81	$28.74	$38.10	$28.47

Wexpro net investment base at December 31,
(in million)	$182.8	$172.8

Natural gas gathering volumes (in thousands of MMBtu)
For unaffiliated customers	29,496	29,610	128,721	114,774
For Questar Gas	11,176	12,366	38,997	41,568
For other affiliated customers	16,069	14,406	56,958	46,150
Total gathering	56,741	56,382	224,676	202,492
Gathering revenue (per MMBtu)	$0.25	$0.20	$0.22	$0.20

Marketing volumes (in Mdthe)	25,918	22,197	94,783	80,196

QUESTAR PIPELINE
Natural gas transportation volumes (in Mdth)
For unaffiliated customers	51,402	55,712	220,514	251,665
For Questar Gas	29,161	26,588	116,454	105,720
For other affiliated customers	3,829	10,235	18,803	26,224
Total transportation	84,392	92,535	355,771	383,609
Transportation revenue (per dth)	$0.31	$0.29	$0.30	$0.27

Firm daily transportation demand at
December 31, (in Mdth)	1,643	1,655

QUESTAR GAS
Natural gas volumes (in Mdth)
Residential and commercial sales	31,351	29,207	92,975	84,393
Industrial sales	1,915	2,475	8,823	9,613
Transportation for industrial customers	8,471	9,495	34,278	38,341
Total deliveries	41,737	41,177	136,076	132,347

Natural gas revenue (per dth)
Residential and commercial	$7.93	$7.00	$7.32	$6.55
Industrial sales	$6.09	$5.27	$5.56	$4.71
Transportation for industrial customers	$0.18	$0.17	$0.19	$0.19
Heating degree days
colder (warmer) than normal	(2%)	(5%)	3%	(7%)
Temperature-adjusted usage per
customer (per dth)	38.9	40.5	114.9	118.9
Customers at December 31,	794,117	770,494